Exhibit No. 10.10.

March 8, 2000 (amended and restated as of January 12, 2001)

Mr. Alan K. Allred
Vice President, Business Development
Questar Pipeline Company
180 East 100 South
P.O. Box 45360
Salt Lake City, UT 84145-0360

Dear Mr. Allred:

This letter sets forth the terms of an agreement between Colorado Interstate Gas Company ("CIG") and Questar Pipeline Company ("Questar"), concerning (i) the joint development, ownership, and construction and operation of new and/or expanded natural gas pipeline facilities extending westward from an interconnection with CIG's pipeline facilities near the Natural Buttes area in Utah through the Price, Utah area, continuing westward to a pipeline interconnection with the Kern River natural gas pipeline near Elberta, Utah and extending to the vicinity of Elko, Nevada, and
(ii) gas transportation service for CIG's affiliate over a portion of such facilities (such new and/or expanded pipeline facilities and the related gas transportation service shall hereinafter be referred to as the "Project"). In consideration of the mutual premises and covenants of the parties, and subject to the conditions identified below, the parties hereto agree as follows:

Pipeline Construction Phases of the Project:

     The Pipeline Construction will take place in two phases:

           Phase I:  Construction of a new 1440 p.s.i.g.
           24-inch pipeline loop (including compression)f of Questar's existing pipeline system from the Price, Utah area to a delivery point inter-connection with the Kern River Pipeline near
           Elberta, Utah (the "Questar Loop").

           Phase II: Construction of a new interstate natural gas pipeline (the "Ruby Pipeline") from the Questar/Kern River Pipeline delivery point interconnection near Elberta, Utah to the vicinty of Elko, Nevada.

            Ownership of Pipeline Facilities:

            Questar Loop - Questar shall cause the
            construction of the Questar loop.  Questar
            shall file a certificate application with
            the Federal Energy Regulatory Commission
            ("FERC")  for authorization to construct and
            operate the new facilities.  Questar shall
            pursue "rolled-in" rate treatment for the
            new facilities and the capacity created by
            those facilities, and shall attempt to avoid
            incremental pricing of those facilities and
            that capacity.  Questar shall have full
            responsibility and authority for all
            elements of the certificate application.
            CIG will use all reasonable efforts to
            assist Questar in this process and will
            support the application.  If CIG terminates
            this Letter Agreement, CIG will not oppose
            the construction of Phase I at the FERC but
            will retain the right to intervene and take
            positions on issues such as pipe size,
            compression, rates, etc. that are in CIG's
            best interests.  Questar will not be
            required to accept a certificate which, in
            its sole judgment, is detrimental to its
            interests. Upon the in-service date of the
            new facilities Questar shall sell a 31.3%(1)
            undivided interest in the Questar Loop to
            CIG Gas Supply Company ("Supply") at
            Questar's cost. Coincident with the sale of
            the undivided interest, Supply will lease
            its undivided interest in the Questar Loop
            to Questar under a thirty-three  (33) year
            and four month lease with full possessory
            and operational rights.  The lease payments
            will be tied to the sales price, will be
            cost of service based, and will be
            calculated annually using rate of return,
            depreciation, capital structure and income
            tax factors authorized by the FERC for use
            in setting Questar's rates. The Lease
            Agreement between Questar and Supply dated
            August 22, 2000, shall be revised to reflect
            the foregoing provisions.  If CIG Resources
            Company ("Resources") terminates the Gas
            Transportation Services agreement discussed
            below, or at the termination of the lease,
            Questar shall have the right to re-purchase
            Supply's interest in the Questar Loop at the
            then present net book value.  If Questar
            elects to re-purchase Supply's interest, CIG
            shall have the right to re-purchase
            Questar's interest in the Ruby Pipeline
            described below at the then present net book
            value.
            ____________________
                 1  This percentage interest may be
            increased as provided in the separate letter agreement between CIG and Questar dated
            January 12, 2001.


            Ruby Pipeline - Questar shall have the
            right, exercisable by written notice to CIG, to participate in the ownership of the Ruby
            Pipeline. CIG will provide Questar with the economics supporting the Ruby Pipeline
            (including details of costs incurred to date and the supporting contracts, which may include the gas transportation agreement discussed below). Based upon its review of these economics and supporting documents,
            Questar shall have ninety (90) days from the Trigger Date to exercise Questar's right to participate in the Ruby Pipeline, during which 90-day period Questar will seek any necessary approvals of its board of directors for the exercise of such right.
            The "Trigger Date" means the date of receipt of the last of: (1) a fully-executed and binding precedent agreement providing for firm gas transportation service by CIG/Ruby for Newmont Gold Company's ("Newmont's") processing load requirements; (2) a fully-executed and binding precedent agreement providing for firm gas transportation service by CIG/Ruby for the proposed Elko power plant's full requirements (such precedent agreements are to provide for a total firm transportation capacity of approximately 82,000 Dth/day);
            and (3) written notification from CIG that it intends to continue pursuing the Ruby
            Pipeline project.

                       If Questar elects to participate
            in the Ruby Pipeline: (i) it shall purchase
            a 31.3%(2) ownership interest; and (ii)
            Questar and CIG agree to use good faith
            efforts to negotiate and execute a joint
            venture agreement, operating agreement
            and/or other appropriate agreements ("Joint
            Venture Agreements") for the ownership and
            operation of the Ruby Pipeline that include
            provisions for proportionately sharing costs
            of the Ruby Pipeline project. Such
            provisions shall also be consistent with the
            terms of this Letter Agreement. CIG (or the
            participating CIG affiliate) may offer an
            equity ownership interest in the Ruby
            Pipeline to Southwest Gas Corporation, in
            which event the ownership interests of the
            CIG and Questar participating affiliates
            shall be diluted on a pro rata basis.  Third
            party ownership in excess of 25% must be
            agreed to by both parties. The parties shall
            exercise good faith efforts to complete the
            Joint Venture Agreements described herein
            prior to the end of the 90-day period
            described above, which Joint Venture
            Agreements shall require approval by the
            parties' senior management or boards of
            directors, provided however that opposition
            to any points specifically set forth in this
            Letter Agreement shall not be a basis for
            withholding of such approvals. If,
            notwithstanding such good faith efforts, the
            parties fail to reach agreement in principal
            on the terms of the Joint Venture Agreements
            by the end of such 90-day period, then -
            unless otherwise agreed - the parties shall
            refer the terms on which they have not been
            able to agree upon in principal to a
            mutually acceptable arbitrator selected
            within 30 days of the end of the 90-day
            period to resolve the disputed issues.  Such
            arbitration shall be governed by the rules
            of the American Arbitration Association. The
            costs of such arbitration shall be borne
            equally by the parties.  If the parties
            reach agreement at least in principal on the
            terms of the Joint Venture Agreements by the
            end of such 90-day period, the parties shall
            finalize and execute the Joint Venture
            Agreements by no later than the date that is
            120 days from the Trigger Date. In the event
            of arbitration as provided for above, the
            parties shall finalize and execute the Joint
            Venture Agreements by no later than the date
            that is 30 days from the date of issuance of
            the arbitrator's decision.
            ____________________
                 22  Should Supply's equity interest in
            the Questar Loop be increased per the
            provisions of footnote 1, this percentage interest will also be increased to the same number.


            Gas Transportation Services:

             CIG Resources Company ("Resources") has
            contracted, subject to the provisions of this Letter Agreement, for 94 MDth/day of firm transportation capacity from the interconnection of Questar's and CIG's facilities near Natural Buttes, Utah
            (including up to 25 MDth/day from the Dragon
            Trail-Questar receipt point) to the delivery point interconnection with Kern River
            Pipeline near Elberta, Utah (at a pressure sufficient to enter into the Kern River
            Pipeline). Such transportation agreement shall contain or be subject to the terms of this Letter Agreement, notwithstanding any other provisions of the transportation agreement or Questar's FERC gas tariff.
            Service and payment obligations under the transportation agreement shall commence on the first day of the month following the date the Questar Loop is ready for service.
            Such transportation agreement shall have a term of twenty (20) years commencing upon the date discussed above, and shall provide
            Resources the right to terminate, with 12 month prior notification, at any time on or after ten years. The transportation agreement shall have a two-part rate
            (reservation/usage) equivalent to a 100% load factor rate of $0.13/Dth.

                       If Questar agrees to provide firm
            transportation on the Questar Loop for other similarly-situated shippers on similar terms to those provided for in the Resources transportation agreement, Questar shall offer to provide the same rates and terms to Resources under the Resources transportation agreement and to any third party shippers under any releases of the Resources transportation capacity.

                       If by November 1, 2002, Resources
            requests an additional 56 MDth/d of capacity from Questar from Natural Buttes to Elberta,
            Questar will hold an open season and if Questar can provide Resources with 56 MDth/d of firm capacity from Natural Buttes to Elberta it will do so at a 100% load factor rate of $.13 per Dth, so long as the $.13 per Dth is above Questar's incremental costs for constructing such capacity.


            Additional Provisions:

            Overthrust Pipeline Sale - Provided that
            Supply acquires the above-described interest
            in the Questar Loop, CIG shall cause CIG
            Overthrust, Inc. ("CIG Overthrust") to agree
            to a sale to Questar of CIG Overthrust's 10%
            equity interest in Overthrust Pipeline
            Company at an amount equal to CIG
            Overthrust's net book value at the date of
            the sale adjusted to compensate CIG
            Overthrust for any tax obligations that are
            created by the sale.(3)   Such sale shall
            take place within 30 days following the
            in-service date of the Questar Loop, subject
            to any necessary regulatory approvals and
            Questar's commitment that neither CIG nor
            its affiliate Wyoming Interstate Company
            will be adversely affected due to future
            operations or rate structures of the
            Overthrust pipeline, to the extent such
            matters are under Questar's control.
            ____________________
                 33 Attached as Exhibit A is an example
            of how the purchase price will be calculated.


            Construction and Operation - It is the
            general intent of the parties that Questar will construct the expansions of its pipeline, that CIG shall construct the Ruby
            Pipeline and that Questar shall operate all facilities which are constructed as a part of Questar Pipeline. The parties specifically reserve to a later time the determination of the operator of the Ruby
            Pipeline.

            Ruby Pipeline Extensions - The parties agree
            to evaluate a possible lateral north to
            Northwest Pipeline and further agree that
            such a lateral would be an opportunity that
            is initially reserved to the
            Ruby Pipeline.  Such evaluation shall be
            conducted by March 1, 2002.  The Joint
            Venture Agreements shall contain provisions
            governing such potential extensions and
            shall provide procedures permitting members
            the right to participate in such extensions
            or to decline such participation opportunities
            .
            Board Approvals - Questar's acceptance of the FERC certificate is subject to the approval by the senior management and, if applicable, Board of Directors of Questar.
            The resulting capital investment obligations contemplated herein by Supply, are subject to the approval by the senior management and, if applicable, Board of Directors of Supply (or Supply's parent corporation.)

            Legal Relationship - It is the intent of the parties that as a result of the sale and lease-back of the ownership interest in the Questar Loop facilities, Supply will not be deemed to be an owner of any other portion of Questar Pipeline's facilities. Further the parties will have no legal, financial or fiduciary obligations to one another other than those specifically set forth in this Letter Agreement arising out of Supply's ownership interest in the Questar Loop facilities except for previously executed agreements.

            Confidentiality and Exclusivity - The
            parties agree that the terms of this Letter
            Agreement shall fall under the terms of the Confidentiality Agreement previously executed by the parties. The parties further agree that during the term of this Letter Agreement neither party shall take any action inconsistent with the joint development of the Project, provided however that such agreement shall not preclude either party from seeking transportation commitments for the capacity discussed herein.

            Choice of Law - This Letter Agreement shall be construed and enforced in accordance with the laws of the State of Utah.

            Prevailing Agreement  - This Letter
            Agreement amends, restates and supersedes in its entirety the Letter Agreement as signed by the Parties and dated March 8, 2000, as amended and restated.

            Please indicate the agreement of Questar to the terms outlined above by signing below and returning one fully executed copy of this Letter Agreement to me.

            Sincerely,

            Colorado Interstate Gas Company


            By: /s/Craig R. Coombs
                  Craig R. Coombs
                  Assistant Vice President

            ACCEPTED AND AGREED TO  this 12th day of
            January, 2001:

            Questar Pipeline Company


            By: /s/Alan K. Allred
                   Alan K. Allred
                   Vice President, Business Development